Filed Pursuant to Rule 433

Registration Statement No. 333-254041

HUMANA INC.

5.700% Senior Notes due 2026

5.500% Senior Notes due 2053

February 27, 2023

Pricing Term Sheet

Issuer:	Humana Inc.
Ratings*:	Baa3 (Moody’s)/ BBB+ (S&P)/ BBB (Fitch)
Trade Date:	February 27, 2023
Settlement Date:	(T+10)[1] March 13, 2023
Active Bookrunners:	Barclays Capital Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC
Passive Bookrunners:	BofA Securities, Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC
Co-Managers:

PNC Capital Markets LLC

Truist Securities, Inc.

BNY Mellon Capital Markets, LLC

Fifth Third Securities, Inc.

KeyBanc Capital Markets Inc.

Mizuho Securities USA LLC

Regions Securities LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

UMB Financial Services, Inc.

Academy Securities, Inc.

Drexel Hamilton, LLC

Penserra Securities LLC

R. Seelaus & Co., LLC

2026 Notes

Security Description:	Senior Notes due 2026
Aggregate Principal Amount:	$500,000,000
Coupon:	5.700%
Maturity Date:	March 13, 2026
Price to Public:	99.984% of the principal amount
Benchmark Treasury:	4.000% UST due February 15, 2026

[1]

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes initially will settle in ten business days (T+10), to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement.

Benchmark Treasury Price / Yield:	98-19+ / 4.506%
Spread to Benchmark Treasury:	+120 bps
Yield to Maturity:	5.706%
Interest Payment Dates:	March 13 and September 13, commencing September 13, 2023
Optional Redemption:	Make-whole call at T+20 bps plus accrued and unpaid interest
Par Call:	On or after March 13, 2024
CUSIP/ISIN:	444859BW1 / US444859BW11

2053 Notes

Security Description:	Senior Notes due 2053
Aggregate Principal Amount:	$750,000,000
Coupon:	5.500%
Maturity Date:	March 15, 2053
Price to Public:	96.431% of the principal amount
Benchmark Treasury:	4.000% UST due November 15, 2052
Benchmark Treasury Price / Yield:	100-27 / 3.951%
Spread to Benchmark Treasury:	+180 bps
Yield to Maturity:	5.751%
Interest Payment Dates:	March 15 and September 15, commencing September 15, 2023
Optional Redemption:	Make-whole call at T+30 bps plus accrued and unpaid interest
Par Call:	On or after September 15, 2052
CUSIP/ISIN:	444859BX9 / US444859BX93

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement thereto relating to each series of notes offered hereby and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement thereto relating to each series of notes offered hereby if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Morgan Stanley & Co. LLC at 1-866-718-1649, U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

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